FOR IMMEDIATE RELEASE                            	Contact:  Jenny R. Kobin
June 28, 1999	                                    Phone:    (919)683-7646


         CCB Financial Corporation To Partner With MBNA


Durham, N.C. - CCB Financial Corporation (NYSE: CCB) announced today that it will outsource its consumer credit card business to MBNA Corporation (NYSE: KRB). Under the agreement, CCB and MBNA will enter into an agent bank arrangement whereby CCB will offer its customers credit card products, using the CCB name, through MBNA. In addition, under the agreement, MBNA will purchase approximately $150 million in consumer credit card receivables from CCB's specialized credit card bank, CCB-Georgia and CCB-Georgia's affiliate banks, Central Carolina Bank and Trust Company and American Federal Bank, FSB.

Subject to regulatory approval, the sale is expected to close on or before June 30, 1999, at which time the outsourcing arrangement will commence. In connection with the sale, CCB expects to recognize an after-tax gain of approximately $.48 per diluted share.

"We are constantly looking for opportunities to improve customer service and product offerings," said Ernest C. Roessler, CCB's chairman, president and chief executive officer. "Given the changes and consolidation in the credit card industry and the scale required to be competitive long-term in the consumer card business, we feel that partnering with MBNA is the right solution for our customers and will improve CCB's long-term profitability."
"The sale will free up capital to be redeployed in other growth initiatives, improve CCB's overall credit quality and allow us to focus on businesses that will create value for customers and shareholders," stated Mr. Roessler.

CCB will continue to offer business credit cards in its markets and will retain its existing portfolio of business credit card receivables.

CCB Financial Corporation offers a complete line of traditional banking services, as well as a full array of financial products, such as investments, insurance and trust services. Its two principal banking subsidiaries, Central Carolina Bank and Trust Company in North Carolina and American Federal Bank, FSB in South Carolina, serve customers through 203 offices, 216 ATMs, its Telebanking Center, and on-line banking for both retail and commercial accounts. The Trust and Investment Management division currently has 14 offices in the Carolinas, Virginia and Florida, with trust assets exceeding $4 billion. As of March 31, 1999, CCB Financial Corporation had total assets of $7.8 billion. Additional information about the Corporation is available on the Internet at the Corporation's web site, CCBonline.com.

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